Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cardinal Financial Corporation

We consent to the incorporation by reference in the registration statement no. 333-106694 on Form S-8 of Cardinal Financial Corporation of our reported dated June 28, 2005, with respect to the statements of assets available for benefits (modified cash basis) of the Cardinal Financial Corp. 401(k) Plan as of December 31, 2004 and 2003, and the related statement of changes in assets available for benefits (modified cash basis) for the year ended December 31, 2004, which report is included in this annual report on Form 11-K.

/s/ KPMG LLP

McLean, Virginia

June 28, 2005